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                                                                     EXHIBIT 12

New England Mutual Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

                                                                 March 25, 1996
New England Mutual Life Insurance Company
New England Variable Annuity Fund I
501 Boylston Street
Boston, MA 02117

Ladies and Gentlemen:

  In my capacity as Counsel of New England Mutual Life Insurance Company (the "Company"), I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Registration Statement on Form N-3 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 2-34420 and 811-1930). This amendment is being filed with respect to individual variable annuity contracts (the "Contracts") issued by New England Variable Annuity Fund I (the "Fund").

  In forming the following opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

  It is my opinion that:

  1. The Account is a separate investment account of the Company and is duly created and validly existing pursuant to the laws of the Commonwealth of Massachusetts;

  2. The Contracts, when issued in accordance with the Prospectus of the Account and in compliance with applicable local law, are legal and binding obligations of the Company in accordance with their terms; and

  3. Assets, attributable to reserves and other contract liabilities and held in the Fund, will not be chargeable with liabilities arising out of any other business the Company may conduct.

  I consent to the filing of this opinion as an exhibit to the above-mentioned amendment to the Registration Statement on Form N-3.

                                       Very truly yours,

                                       Marie C. Swift
                                       Counsel


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